Exhibit 99.9

RULES OF THE

SIGNET GROUP PLC

SHARESAVE SCHEME

(THE REPUBLIC OF IRELAND)

(Amended by the Company on 8 June 2000

and amended by the Company on [            ])

Herbert Smith LLP

CONTENTS

1.	DEFINITIONS	1

2.	APPLICATION FOR OPTIONS	4

3.	SCALING DOWN	6

4.	GRANT OF OPTIONS	7

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED	7

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS	7

7.	TAKEOVER, RECONSTRUCTIONS AND WINDING UP	10

8.	MANNER OF EXERCISE	11

9.	ISSUE OR TRANSFER OF SHARES	11

10.	ADJUSTMENTS	12

11.	ADMINISTRATION	12

12.	ALTERATIONS	13

13.	GENERAL	14

2

RULES OF THE SIGNET GROUP PLC

SHARESAVE SCHEME (THE REPUBLIC OF IRELAND)

1.	DEFINITIONS

1.1	In this Scheme, the following words and expressions shall have, where the context so admits, the meanings set forth below:-

“Associated Company” in relation to the Company:-

(A)	any company which has Control of the Company;

(B)	any company which is under the Control of the Company or is under the control of any company referred to in (A) above;

“Board” the board of directors for the time being of the Company or a duly authorised committee thereof;

“Bonus Date” in relation to any Option granted to a Participant, the earliest time when a bonus would have been payable to him had he entered into a Savings Contract of the same length as the Contractual Savings Contract actually entered into by him;

“Close Company” a close company as defined in section 414(1) of the Taxes Act, as varied by Paragraph 11(4) of Schedule 3 to ITEPA;

“the Company” Signet Group plc (registered no. 477692);

“Contractual Savings Contract” a savings contract entered into under a Contractual Savings Scheme.

“Contractual Savings Scheme” the arrangement specified for the time being by the Board under which Savings Contributions are made by a Participant in accordance with the Scheme;

“Control” has the meaning given by section 840 of the Taxes Act;

“Daily Official List” the register of listed securities and the prices of transactions published by the London Stock Exchange;

“Date of Grant” the date on which an Option is granted;

“Date of Invitation” the date on which the Grantor invites applications for Options;

“Dealing Day” any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee”

(A)	any individual (including a director) who at the Date of Invitation:-

(1)	is in the employment of a Participating Company; and

(2)	has been such director or employee of a Participating Company for such qualifying period (being a period commencing not earlier than 5 years prior to the Date of Grant) as the Board may determine; and

(3)	is not eligible to participate in the Signet Group plc Sharesave Scheme; or

(B)	any other individual who is nominated by the Board as an executive director or employee of a Participating Company (or is nominated as a member of a category of such executive directors and employees),

“Employees’ Share Scheme” the meaning given by Section 1166 of the Companies Act 2006;

“Exchange Rate” the average of spot buying and selling rates which are applicable at the start and close of a business day between those currencies quoted in London for comparable amounts by a clearing bank designated by the Board;

“Exercise Notice” the meaning given to that expression in Rule 6.9;

“Exercise Price” the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

“Grantor” either:-

(A)	the Board with respect to Options granted or to be granted by the Company; or

(B)	the Trustees with respect to Options granted or to be granted by the Trustees;

“Invitation Period” the period of 42 days commencing on any of the following:

(A)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period; or

(B)	the day on which the Board resolves that exceptional circumstances exist which justify the grant of Options.

“ITEPA” the Income Tax (Earnings and Pensions) Act 2003;

“London Stock Exchange” London Stock Exchange plc;

“Maximum Contribution” such maximum monthly contribution as may be determined from time to time by the Board;

“Member of a Consortium” the meaning given by Paragraph 48(2) of Schedule 3 to ITEPA;

“Minimum Savings Contribution” the minimum monthly savings amount specified in the invitation under Rule 2.1;

“Notional Bonus” an amount equivalent to the bonus payable in respect of a Savings Contract of the same length;

“Option” a right to acquire Shares under the Scheme which is either subsisting or is proposed to be granted;

“Option Price” the price for the acquisition of a Share expressed in £Sterling, as determined by the Grantor, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(A)	an amount equal to 80 per cent. of the middle market quotation of a Share on the Dealing Day immediately preceding the Date of Invitation (or, if the Grantor so determines, 80 per cent. of the average of the middle market quotations on the three Dealing Days immediately preceding the Date of Invitation; and

(B)	if the Shares are to be subscribed, their nominal value;

but subject to any adjustment pursuant to Rule 10;

“Participant” any Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;

“Participating Company” any company which is under the Control of the Company, is a Subsidiary of the Company and which has been expressly designated by the Board as being a Participating Company;

“Pensionable Age” age (65) sixty-five;

“Redundancy” redundancy within the meaning of the Redundancy Payments Acts 1967 to 1991 of the Republic of Ireland;

“Savings Contract” a certified SAYE savings arrangement (within the meaning of Section 703 of the Income Tax (Trading and Other Income) Act 2005 approved by HM Revenue & Customs for the purpose of Schedule 3 to ITEPA;

“Savings Contribution” the amount in euros payable per month by a Participant by way of contributions under a Contractual Savings Contract in respect of any Option which amount shall normally be paid by means of periodic deductions from the Participant’s remuneration by the Participating Company by which he is employed and shall, subject to any contrary provision in the Contractual Savings Contract be an integral multiple of and shall be not less than the Minimum Savings Contribution;

“Scheme” the Signet Group plc Sharesave Scheme (Republic of Ireland) in its present form or as from time to time amended in accordance with the provisions hereof;

“Share” a share in the capital of the Company;

“Subsidiary” the meaning given by Section 1159 of the Companies Act 2006;

“Taxes Act” the Income and Corporation Taxes Act 1988;

“Trustees” the trustee or trustees for the time being of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees;

“UK Listing Authority” means the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000; and

“Withdrawal Notice” the meaning given to that expression by Rule 6.9.

1.2	Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4	The headings in the rules of the Scheme are for the sake of convenience only and should be ignored when construing the rules.

1.5	Any reference to a statute (or a particular Chapter, part or Section thereof) shall be a reference to the statute in force for Great Britain and Northern Ireland (unless otherwise stated) and shall include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder.

1.6	Any reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

2.	APPLICATION FOR OPTIONS

2.1	The Grantor may, (but in the case of the Grantor being the Trustees only with the prior written approval of the Board), during any Invitation Period, invite applications for Options at the Option Price from Eligible Employees. Invitations may be made by letter, poster, circular, advertisement, electronically, or by any other written means or combination of means determined by the Board and shall include details of:

2.1.1	eligibility;

2.1.2	either the Option Price or the basis for determining the Option Price (such basis being consistent with the definition of “Option Price”);

2.1.3	the date by which applications made pursuant to Rule 2.3 must be received, (being neither earlier than 14 days nor later than 25 days after the Date of Invitation);

2.1.4	the length of the Contractual Savings Contract that the Eligible Employee may enter into;

2.1.5	the maximum aggregate Savings Contribution permitted under Rule 2.8 and the Minimum Savings Contribution in euros;

2.1.6	the Exchange Rate between £Sterling and euros to be applied to calculate the number of Shares to be placed under Option in accordance with this Rule 2;

2.1.7	the amount of the Notional Bonus to be applied to calculate the number of Shares to be placed under Option in accordance with this Rule 2; and

2.1.8	the Grantor may determine and include in the invitation, details of the maximum number of Shares over which Options are to be granted pursuant to invitations issued on that occasion.

2.2	Each application for an Option must incorporate or be accompanied by a proposal for a Contractual Savings Contract.

2.3	Subject to Rule 2.9 below following any notice to an Eligible Employee by the Grantor pursuant to Rule 2.1 above:-

2.3.1	he may apply for an Option by completing and returning an application in such form (not inconsistent with the provisions of the Scheme) as the Grantor may from time to time determine which shall specify the Savings Contributions which he wishes to pay and authorise the deduction of the Savings Contribution for his remuneration. It must be accompanied by a form of application concerning his entry into a Contractual Savings Contract, such form to be in terms acceptable to the body administering the Contractual Savings Contract; and

2.3.2	within thirty days following the first of the dealing days referred to in the definition of Option Price in Rule 1.1 (unless the provisions of Rule 3 apply) the Grantor shall, in respect of each person who has made a valid application, grant an Option over the number of Shares the aggregate of the Option Prices of which, based on the exchange rate referred to in Rule 2.1.6, is as nearly as possible equal to; but not in excess of, an amount equal to (i) the expected repayment under the related Contractual Savings Contract (excluding any interest payment due on such savings) based on the amount of the Savings Contribution specified by such person in the application referred to in sub-paragraph 2.3.1 above and (ii) the applicable Notional Bonus.

2.4	Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 3.

2.5	Proposals for a Contractual Savings Contract shall be limited to such bank or building society or other appropriate savings carrier as the Board may designate.

2.6	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment (including any Notional Bonus) under the related Contractual Savings Contract at the appropriate Bonus Date.

2.7	The grant and the exercise of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other securities exchange on which the Shares are traded.

2.8	The aggregate of the Savings Contributions being made at any time by a Participant under the Scheme and any monthly savings contributions then being made under certified contractual savings schemes linked to any other savings-related share option scheme shall not exceed the amount for the time being specified by the Board as being the limit on a person’s contributions.

2.9	The Board (and in the case of Options to be granted by the Trustees, taking into account the recommendations of the Board) may decide, in respect of any Date of Invitation to impose a maximum aggregate amount on the Savings Contribution which may be made by any Participant under the Scheme (and in reaching such a decision the Grantor shall take into consideration any published guidelines of the institutional investors for the time being in force) provided that no Savings Contribution in respect of any Option granted prior to that Date of Invitation will be reduced due to the imposition of such maximum figures.

3.	SCALING DOWN

3.1	If the number of available Shares is insufficient to enable the Grantor to satisfy in full all the applications received by it pursuant to notices given to Eligible Employees on the relevant Date of Invitation, it shall be upon the expiry of the period given to the Eligible Employees for application for an Option as referred to in Rule 2.1 above subject to the provisions of Rule 3.2 below either:-

3.1.1	determine a maximum Savings Contribution (which shall not exceed the limit contained in Rule 2.9) in respect of such applications and where the Savings Contribution specified by any person exceeds that maximum Savings Contribution so determined reduce the Savings Contribution so specified to the amount of that maximum Savings Contribution provided that where the Savings Contribution specified by any person is equal to or lower than that maximum Savings Contribution that Eligible Employee’s Savings Contribution shall not be affected; or

3.1.2	make (as nearly as may be) pro rata reductions to the Savings Contribution specified by each person who has applied for an Option provided that where such reduction would result in the Savings Contribution being less than the Minimum Savings Contribution the said Savings Contribution shall be equal to the Minimum Savings Contribution;

and grant an Option to each such person over the number of Shares in respect of which the amount to the aggregate of the Option Prices, based on the exchange rate referred to in Rule 2.1.6 above is as nearly as possible equal to, but not in excess of, an amount equal to (i) the expected repayment under the related Savings Contract (excluding any interest payment due on such savings) taking into account the Savings Contributions as so reduced and (ii) the applicable Notional Bonus.

3.2	If the number of available Shares is insufficient to enable the Grantor to grant an Option to each person who has applied for such in respect of a Savings Contribution equal to the Minimum Savings Contribution the Grantor shall grant an Option to each person who has applied for such, and who at the expiry of the application period allowed pursuant to Rule 2.1 above was not making Savings Contributions under the scheme, over the number of Shares in respect of which the amount of the aggregate Option Prices, based on the exchange rate referred to in Rule 2.1.6 above is as nearly as possible equal to, but not in excess of, an amount equal to the aggregate of (i) the expected repayment under the Savings Contract (excluding any interest payment due on such savings) relating to a Savings Contribution to the Minimum Savings Contribution and (ii) the applicable Notional Bonus provided that the number of available Shares is sufficient to enable the grant of Options over that number of Shares to each such person and if the number of available Shares is insufficient to enable this to be done no Options shall be granted pursuant to notices given by the Grantor under Rule 2.1 above on the relevant Date of Invitation.

3.3	If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.2 below, the Grantor may extend that period by 12 days regardless of the expiry of the relevant Grant Period.

4.	GRANT OF OPTIONS

4.1	No Option shall be granted to any person if at the Date of Grant that person shall have ceased to be an Eligible Employee.

4.2	Within 30 days of the first Dealing Day (if any) by reference to which the Option Price was fixed (which date shall be within an Invitation Period) the Grantor (in the case of the Grantor being the Trustees only with the prior written approval of the Board) may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application an Option in respect of the number of Shares for which he has applied pursuant to Rule 2.6.

4.3	The Grantor shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Board may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted and the Option Price.

4.4	Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

4.5	No amount shall be paid in respect of the grant of an Option.

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

5.1	The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and under any other Employees’ Share Scheme adopted by the Company or any Subsidiary, exceed such number as represents 10 percent of the ordinary share capital of the Company i issue immediately prior to that day.

5.2	In determining the above limits (i) any Shares issued or which may be issued to satisfy any Options granted by the trustees of any employee benefit trust established by the Company or any Subsidiary shall be regarded as Options to subscribe for Shares; and (ii) no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised.

5.3	References in this Rule to the “allocation” of Shares shall mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees’ Share Scheme, shall mean the issue and allotment of shares.

5.4	References to the issue and allotment of Shares shall include the transfer of Shares from treasury, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they need to be so included.

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1

6.1.1	Save as provided in Rules 6.2, 6.3, 6.4 and 7, an Option may not be exercised earlier than the Bonus Date under the relevant Contractual Savings Contract.

6.1.2	Save as provided in Rule 6.2, an Option shall not be exercisable later than 6 months after the Bonus Date under the relevant Contractual Savings Contract.

6.1.3	Save as provided in Rules 6.2, 6.3 and 7, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company or an Associated Company.

6.1.4	If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is an Associated Company or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

6.2	An Option may be exercised by the personal representatives of a deceased Participant:-

6.2.1	within 12 months following the date of his death if such death occurs before the Bonus Date; or

6.2.2	within 12 months following the Bonus Date in the event of his death within 6 months after the Bonus Date.

6.3	Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:-

6.3.1	injury, disability, Redundancy, or retirement on reaching Pensionable Age or at any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

6.3.2	his office or employment being in a company of which the Company ceases to have Control; or

6.3.3	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company;

6.3.4	retirement at any age at which he is entitled to retire in accordance with the terms of his contract of employment (other than at Pensionable Age or any age at which he is bound to retire), early retirement with the agreement of his employer, or pregnancy, in each case only if such cessation of office or employment is more than 3 years after the Date of Grant of the Option; or

6.3.5	cessation of employment in circumstances other than those mentioned in 6.3.1 to 6.3.4 above, after the Bonus Date.

For the purposes of the Scheme, a woman who leaves employment due to pregnancy will be regarded as having left the employment on the earliest of the date she notifies her employer of her intention not to return, the last day of the 29 week period of confinement and any other date specified by the terms of her office or employment with her employer.

6.4	Subject to Rule 6.1.2 an Option may be exercised by a Participant within 6 months following the date he reaches Pensionable Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

6.5	No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company.

6.6	Options shall lapse upon the occurrence of the earliest of the following events:

6.6.1	subject to 6.6.2 below, 6 months after the Bonus Date;

6.6.2	where the Participant dies before the Bonus Date, 12 months after the date of death, and where the Participant dies in the period of 6 months after the Bonus Date, 12 months after the Bonus Date;

6.6.3	the expiry of any of the 6 month periods specified in Rule 6.3.1 to 6.3.4 save that if at the time any such applicable periods expire time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this sub-rule 6.6.3 until the expiry of the relevant 12 month period in Rule 6.2;

6.6.4	the expiry of any of the periods specified in Rules 7.1, 7.3 and 7.4 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.5	the Participant ceasing to hold an office or employment with the Company or any Associated Company in any circumstances other than:

(A)	where the cessation of office or employment arises on any of the grounds specified in Rules 6.2 or 6.3; or

(B)	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

6.6.6	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

6.6.7	the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt; or

6.6.8	where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Savings Contributions, or is deemed under the terms of the Contractual Savings Contract to have given such notice, or makes an application for repayment of the Savings Contributions.

6.6.9	the Participant’s right to continue making the related Savings Contributions lapsing in respect of an Option in accordance with the provisions of the Contractual Savings Contract before the Participant has completed all savings.

6.7	Where an Option is exercised in part it shall lapse to the extent of the unexercised balance.

6.8	In the event that, on conversion to £Sterling, the aggregate Option Price in respect of the number of Shares over which an Option is being exercised exceeds the repayment made to the Participant under his related Contractual Savings Contract (including any interest payable) the Participant may use his own monies to fund the difference. In the event that, on conversion to £Sterling the aggregate Option Prices in respect of the number of Shares over which an Option is being exercised is less than the repayment made to the Participant under the relevant Contractual Savings Contract including any interest payable) the Participant shall not be entitled to exercise his option over a greater number of Shares than that set out in the Option Certificate (as amended from time to time by Rule 7).

6.9	The Participant may direct any time by notice (referred to as a Withdrawal Notice) given in writing in a form acceptable to the body administering the Contractual Savings Contract that he wishes such repayment as is then due to him to be made under the Contractual Savings Contract relative to any Option and in addition, if such notice is given in respect of the Contractual Savings Contract relative to any Option which the Participant then wishes to exercise in whole or in part, notice to that effect shall be given to the Company or to the Trustees in the case of an Option granted by the Trustees in such form as the Board or the Trustees (as the case may be) may prescribe (referred to as an Exercise Notice).

6.10	For the avoidance of doubt, a Participant shall not have any right to exercise any Options other than in accordance with the terms of this Rule 6.

7.	TAKEOVER, RECONSTRUCTIONS AND WINDING UP

7.1	Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:-

7.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

7.1.2	a general offer to acquire all the shares in the Company which are of the same class as the Shares, an Option may be exercised within the period of 6 months starting from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

7.3	If any person becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006 an Option may be exercised at any time during the period of one month from the date on which that person first became so bound or entitled.

7.4

If under section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Participants and the Participant may then exercise the Option within one month from the date of such notice and thereafter the Option shall lapse. After exercising the Option the Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

7.5	If a resolution is proposed for the voluntary winding-up of the Company, the Participant may exercise his Option at any time after notice of the resolution is given but before it has been passed or defeated or the meeting concluded or adjourned indefinitely, conditionally on the resolution being passed. If such resolution is passed all Options shall, to the extent that they have not been exercised, lapse immediately.

7.6	The Directors shall use reasonable endeavours to notify the Trustees and any Participant forthwith of any event of which they have actual notice arising pursuant to this Rule which concerns any Option held for the time being.

8.	MANNER OF EXERCISE

8.1	Exercise shall be by the delivery to the Company Secretary as agent for the Grantor or his duly appointed agent, of an option certificate or certificates covering at least all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with any remittance for the Exercise Price (together with any additional funds as referred to in Rule 6.8) payable to the Company as agent for the Grantor or authority to the Company as agent for the Grantor to withdraw and apply monies from the Contractual Savings Contract to acquire the Shares over which the Option is to be exercised.

8.2	The effective date of exercise shall be the date of delivery of the notice of exercise together with any remittance or authority referred to in Rule 8.1. For the purposes of this Scheme a notice of exercise shall be deemed to be delivered when it is received by the Company.

9.	ISSUE OR TRANSFER OF SHARES

9.1	Subject to Rule 9.3, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise. of the Option.

9.2	Subject to Rule 9.4, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

9.3	The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.7 above.

9.4	Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

9.5	Shares transferred pursuant to the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of transfer.

9.6	If and so long as the Shares are admitted to listing by the UK Listing Authority and traded on the London Stock Exchange or are admitted to trading on any stock exchange, stock market or other recognised exchange (the “Relevant Exchange”), the Company shall apply for any Shares issued pursuant to the Scheme to be admitted to listing by the UK Listing Authority, or to be listed or traded on the Relevant Exchange, as soon as practicable after the allotment thereof.

10.	ADJUSTMENTS

10.1	The number of Shares over which an Option is granted and/or the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and/or the price at which they may be acquired) shall be adjusted in such manner as the Grantor (but in the case of the Grantor being the Trustees only with the prior written approval of the Board) shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company (other than as consideration for an acquisition), to the intent that (as nearly as may be without involving fractions of a Share and/or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall remain unchanged.

10.2	Apart from pursuant to this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount (if any) by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

11.	ADMINISTRATION

11.1	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.4	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or the Grantor shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.5	The decision of the Board in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

11.6	The costs of introducing and administering the Scheme shall be borne by the Company.

11.7	Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Grantor.

12.	ALTERATIONS

12.1	Subject to Rule 12.2 and 12.4, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Options which have been granted by the Trustees) alter or add to all or any of the provisions of the Scheme in any respect.

12.2	Subject to Rule 12.3, no alteration or addition to the advantage of Participants or employees shall be made under Rule 12.1 without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Rule 12.2 shall not apply to -any minor alteration or addition which is to benefit the administration of the Scheme or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary of the Company or any Participant.

12.4	No alteration or addition shall be made under Rule 12.1 which would abrogate or adversely affect the subsisting rights of a Participant, unless it is made:-

12.4.1	with the consent in writing of such number of Participants as hold Options under the Scheme to acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

12.4.2	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy, and for the purposes of this Rule 12.4 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

12.5	As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give written notice thereof to any Participant affected thereby.

12.6	No alteration shall be made to the Scheme if following the alteration the Scheme would cease to be an Employees’ Share Scheme.

13.	GENERAL

13.1	The Scheme shall terminate on 11 June 2018 or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

13.2	The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees. Nothing in the Scheme shall be deemed to give any employee of any Participating Company any right to Participate in the Scheme.

13.3	The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall do so strictly under the terms of these Rules and shall not have any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever, whether lawfully or otherwise, insofar as such termination has consequences for the terms under which Options may be exercised or otherwise dealt with under these Rules or the provisions of any statute or law relating to taxation.

13.4	Benefits under the Scheme shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

13.5	By participating in the Scheme, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Scheme. The Company may share such information with any Participating Company or Associated Company, the Trustees, its registrars, brokers, other third party administrator or any person who obtains Control of the Company or acquires the company, undertaking or part-undertaking which employs the Participant, whether within or outside of the European Economic Area.

13.6	These Rules shall be governed by and construed in accordance with the laws of England and Wales and the English courts shall have exclusive jurisdiction to determine any dispute which may arise out of, or in connection with, the Scheme.